Exhibit 99.01

Tecogen Announces Third Quarter 2016 Results
Delivers operating profit driven by dramatic 41.5% growth in revenues and
17.4% combined gross margin improvement

WALTHAM, Mass., November 10, 2016 - Tecogen® Inc. (NASDAQ:TGEN), a leading manufacturer of clean energy products which, through patented technology, nearly eliminate criteria pollutants and significantly reduce a customer's carbon footprint, reported revenues of $6,616,455 for the quarter ended September 30, 2016 compared to $4,676,042 for the same period in 2015, or 41.5% growth in top line revenue.
Income from operations was $249,493 compared to a $923,745 loss in the prior year comparable period. Similarly, Tecogen delivered net income for the quarter of $207,868 compared to a loss of $948,842 in the third quarter 2015.
Speaking about the turn to profitability, Benjamin Locke, Tecogen Co-Chief Executive Officer noted, “This quarter demonstrates the value of management's improvement initiatives on both the cost control and sales side. These steps take time and patience to fully implement but we are now beginning to reap benefit. The entire team, from manufacturing to sales to service, deserves congratulations for their efforts as we stand at what we hope will be seen as a major turning point in our company history.”
Revenue results were driven by meaningful growth in both Services and Products related revenues. Total Services related revenues grew 33.8% over the prior year period, driven by installation activity, while Product revenue grew 53.2% compared to third quarter 2015, helped by strong cogeneration sales.
Cost of sales improved dramatically as well in the period, to $3,841,637, delivering a 27.8% ost reduction over the prior year. The savings generated 17.4% combined gross margin improvement in the quarter, bringing gross margin up to 41.9% compared to 35.7% in third quarter 2015 and above management's targeted 35-40% gross margin range. The increase in margins was the direct result of product upgrades and improvements. Management expects growth in sales volume to maintain this quarterly gross margin going forward.
On a combined basis, operating expense was down 2.6% to $2,525,325 for the third quarter 2016 from $2,592,676 in the same quarter of 2015. Operating expense remains in line with management's goal to hold full year operating expense near $10 million.
Backlog of products and installations was $11.9 million as of third quarter end and currently stands at $13.1 million as of Monday, November 7, 2016.
Speaking about the results and other recent news, Mr. Locke added, "Tecogen has achieved a number of notable milestones of late, including the pivotal turn toward what we believe will be consistent profitability. The sales team continues to make material progress on building lasting relationships with ESCO partners and key customers that can produce long term repeat business for Tecogen. On the expense side, we have implemented a number of cost control initiatives over the past year that we believe will maintain operating expense near $10 million annually and provide continued cost of sales improvement. Although product sales from our TTcogen joint venture do not appear in our backlog, the team has made steady progress in developing new projects that we hope will lay the foundation for success next year.
"Quarterly results aside, we made two recent announcements that further push Tecogen into new territory. The acquisition of our long-time affiliate company, American DG Energy Inc., will create a vertically integrated company able to offer complete end-to-end clean energy solutions, including financing. The addition of American DG's Energy revenue stream to our Services business will create a company with approximately half of total revenues from long-

Exhibit 99.01

term contracted sources, a stable funding source for our ongoing growth initiatives. On the emissions front, our recent contract to develop our ultra-clean Ultera emissions technology for the propane-powered fork truck market is an exciting opportunity to extend the technology into new platforms and verticals. This is an excellent example of our R&D team looking to seed future growth with new product applications, we look forward to sharing progress there as the project develops. Looking ahead, we expect trends in energy efficiency, emissions control, and building resiliency all to grant significant competitive advantage to our portfolio of clean energy technologies and act as long term growth tailwinds."
Major Highlights:
Financial

•
Gross profit for the third quarter of 2016 was $2,774,818 compared to $1,668,931 in 3Q 2015, an increase of 66.3% versus the prior year. This substantial growth was generated by improvement in both top line revenues and gross margins.

•	Gross margin in the third quarter 2016 increased to 41.9% compared to 35.7% in 2015. Margins benefited from improvement in both Services and Product gross margins.

•
Services gross margin improved to 43.5% in the period compared to the 38.0% in the prior year. Services gross margin was helped by continued cost control as well as increasing penetration of our high-margin, high-value add, 'turnkey lite' offering on the installation side.

•
Product gross margin was 39.8% for third quarter 2016 compared to 32.2% in third quarter 2015. Product gross margin was primarily helped by the new materials and supplier arrangements put in place over the past several months as well as by the product mix shift toward our new InVerde e+ model.

•
On a combined basis, operating expense fell to $2,525,325 for the third quarter 2016 from $2,592,676 in the third quarter of 2015, a 2.6% improvement and in line with management's goal to deliver full year operating expense near $10 million.

•	Consolidated net income, attributable to Tecogen, for the three months ended September 30, 2016 was $207,868 compared to a consolidated net loss of $948,842 for the same period in 2015.

•	Net income per share was $0.01 compared to a net loss of $0.06 for the three months ended September 30, 2016 and 2015, respectively.

Sales & Operations

•
Product - Product sales revenues were higher in the period, posting 53.2% growth over the prior year comparable quarter. Higher cogeneration product sales more than delivered the entirety of the growth in Product revenues, partially offsetting a year-on-year decline in Chiller & Heat Pump sales. Variations in product mix are typical from quarter to quarter as customer orders for different products are not entirely predictable.

•
Services - Services revenues grew 33.8% year-on-year, benefiting from increasing penetration in service contracts and favorable operating metrics for the installed fleet as well as an active period for installations work. Continued penetration of our 'turnkey lite' offering, which includes custom value-added engineering design work as well as custom factory engineered accessories and load modules, has been a strong source of Services revenue growth and is expected to continue to develop as an important revenue stream.

•
Backlog - Current sales backlog of equipment and installations as of Monday November 7, 2016 was $13.1 million, driven by strong traction in the InVerde product line and Installation services. For the quarter ended September 30, 2016 backlog was $11.9 million compared to $10.6 million in backlog at third quarter-end 2015 - in line with the Company’s goal of consistently delivering quarter-end product backlog greater than $10 million.

•
TTcogen - During its first full quarter of operation, our joint venture with Czech CHP-manufacturer TEDOM made steady progress toward building product awareness and establishing what we hope will be profitable relationships with key partners. TTcogen won a handful of sales in the quarter and has been working toward

Exhibit 99.01

developing several other projects which we expect will lay the groundwork for more meaningful sales in the coming year.

•	Emissions -

◦
ULTRATEK - Automotive emissions development progress continued with ULTRATEK's Phase 2 testing at AVL's California Technology Center. As opposed to Phase 1's testing of a light-duty vehicle, for Phase 2 the ULTRATEK team utilized a more refined design of the Ultera system applied to other gasoline powered models powered by small, high density, undersized engines. The value of this potentially groundbreaking emissions control technology was demonstrated in third round funding for the joint venture that recently valued ULTRATEK at $58.2 million.

◦
PERC - The Propane Education & Research Council (PERC) recently awarded Tecogen a research contract to develop Ultera for the propane powered fork-truck market. The project will assess the adaption of Tecogen's technology for the category in collaboration with select leading fork truck manufacturers - ultimately with the goal of developing an ultra-clean propane fork truck offering a robust indoor air-quality advantage without compromising vehicle performance.

◦
CA Air Permit for Ultera on Standby Generators - On September 30, 2016 the customer's southern California (CA) site received a Facility Permit to Operate without emergency power exemption. This operating permit is contingent upon successful completion of a source test within 180 days following start-up and site commissioning. We expect installation and commissioning to be completed this winter and will share further information about the project at the customer's discretion.

Conference Call Scheduled for Today at 11:00 am ET
Tecogen will host a conference call today to discuss the first quarter results beginning at 11:00 am eastern time. To listen to the call dial (888) 349-0103 within the U.S., (855) 669-9657 from Canada, or (412) 902-0129 from other international locations. Participants should ask to be joined to the Tecogen Inc. call. Please begin dialing at least 10 minutes before the scheduled starting time. The earnings press release will be available on the Company website at www.Tecogen.com in the "News and Events" section under "About Us." The conference call will be recorded and available for playback one hour after the end of the call. The earnings conference call will also be webcast live. To view the associated slides, register for and listen to the webcast, go to http://investors.tecogen.com/webcast. Following the call, the webcast will be archived for 30 days.
The earnings conference call will be recorded and available for playback one hour after the end of the call through Thursday November 17th, 2016. To listen to the playback, dial (877) 344 7529 within the U.S., (855) 669-9658 from Canada, or (412) 317-0088 outside the U.S. and use Replay Access Code 10094780.

About Tecogen
Tecogen Inc. designs, manufactures, sells, installs, and maintains high efficiency, ultra-clean, cogeneration products including natural gas engine-driven combined heat and power, air conditioning systems, and high-efficiency water heaters for residential, commercial, recreational and industrial use. The company is known for cost efficient, environmentally friendly and reliable products for energy production that, through patented technology, nearly eliminate criteria pollutants and significantly reduce a customer’s carbon footprint.
In business for over 20 years, Tecogen has shipped more than 2,300 units, supported by an established network of engineering, sales, and service personnel across the United States. For more information, please visit www.tecogen.com or contact us for a free Site Assessment.
Tecogen, InVerde, Ilios, Tecochill, Ultera, and e+, are registered trademarks or trademark pending registration of Tecogen Inc.

Exhibit 99.01

Forward Looking Statements: This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company's website and in Securities and Exchange Commission filings. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Tecogen Media & Investor Relations Contact Information:
Ariel F. Babcock, CFA                 John N. Hatsopoulos
P: (781) 466-6413                 P: 781-622-1120
E: Ariel.Babcock@tecogen.com         E: John.Hatsopoulos@tecogen.com

Exhibit 99.01

TECOGEN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2016 and December 31, 2015
(unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$3,502,057	$5,486,526
Short-term investments	—	294,802
Accounts receivable, net	7,957,325	5,286,863
Unbilled revenue	2,096,667	1,072,391
Inventory, net	5,058,147	5,683,043
Due from related party	432,995	1,177,261
Prepaid and other current assets	453,503	353,105
Total current assets	19,500,694	19,353,991
Property, plant and equipment, net	548,357	543,754
Intangible assets, net	1,042,324	1,044,611
Goodwill	40,870	40,870
Investment in Ultra Emissions Technologies Limited	2,000,000	—
Other assets	58,425	58,425
TOTAL ASSETS	$23,190,670	$21,041,651

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,032,613	$3,311,809
Accrued expenses	1,189,669	1,066,860
Deferred revenue	1,014,381	996,941
Total current liabilities	5,236,663	5,375,610
Long-term liabilities:
Deferred revenue, net of current portion	439,825	273,162
Senior convertible promissory note, related party	3,136,900	2,951,011
Total liabilities	8,813,388	8,599,783

Stockholders’ equity:
Tecogen Inc. stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 19,949,672 and 18,478,990 issued and outstanding at September 30, 2016 and December 31, 2015	19,950	18,479
Additional paid-in capital	37,205,570	34,501,640
Accumulated deficit	(22,848,238)	(21,682,437)
Total Tecogen Inc. stockholders’ equity	14,377,282	12,837,682
Noncontrolling interest	—	(395,814)
Total stockholders’ equity	14,377,282	12,441,868
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,190,670	$21,041,651

Exhibit 99.01

TECOGEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three and nine months months ended September 30, 2016 and 2015
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenues
Products	$2,850,901	$1,860,860	$7,525,909	$8,744,306
Services	3,765,554	2,815,182	9,853,369	8,419,001
Total revenues	6,616,455	4,676,042	17,379,278	17,163,307
Cost of sales
Products	1,715,462	1,262,480	5,035,230	6,040,533
Services	2,126,175	1,744,631	5,746,992	5,087,978
Total cost of sales	3,841,637	3,007,111	10,782,222	11,128,511
Gross profit	2,774,818	1,668,931	6,597,056	6,034,796
Operating expenses
General and administrative	2,003,838	1,864,529	5,898,230	5,942,161
Selling	367,412	521,924	1,217,533	1,339,982
Research and development	154,075	206,223	524,696	610,703
Total operating expenses	2,525,325	2,592,676	7,640,459	7,892,846
Income (loss) from operations	249,493	(923,745)	(1,043,403)	(1,858,050)
Other income (expense)
Interest and other income	3,914	2,157	9,575	11,945
Interest expense	(45,539)	(68,216)	(131,973)	(128,626)
Total other expense, net	(41,625)	(66,059)	(122,398)	(116,681)
Income (loss) before income taxes	207,868	(989,804)	(1,165,801)	(1,974,731)
Consolidated net income (loss)	207,868	(989,804)	(1,165,801)	(1,974,731)
Less: Loss attributable to the noncontrolling interest	—	40,962	64,962	45,587
Net income (loss) attributable to Tecogen Inc.	$207,868	$(948,842)	$(1,100,839)	$(1,929,144)
Net income (loss) per share - basic	$0.01	$(0.06)	$(0.06)	$(0.12)
Net income (loss) per share - diluted	$0.01	$(0.06)	$(0.06)	$(0.12)
Weighted average shares outstanding - basic	19,640,812	17,153,999	19,071,497	16,575,879
Weighted average shares outstanding - diluted	20,229,120	17,153,999	19,071,497	16,575,879

Exhibit 99.01

TECOGEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the nine months ended September 30, 2016 and 2015
(unaudited)

	September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net loss	$(1,165,801)	$(1,974,731)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	198,766	205,262
Change in provision for allowance on accounts receivable	(6,000)	—
Provision (recovery) for inventory reserve	(90,000)	(25,000)
Stock-based compensation	117,065	90,971
Non-cash interest expense	37,923	37,550
Loss (gain) on sale of assets	640	(4,631)
Short term investments	294,802	290,974
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	(2,664,462)	419,256
Unbilled revenue	(1,024,276)	(1,104,143)
Inventory, net	714,896	(584,692)
Due from related party	744,266	(348,878)
Prepaid expenses and other current assets	(100,398)	(5,991)
Other non-current assets	—	(5,100)
Increase (decrease) in:
Accounts payable	(279,196)	425,545
Accrued expenses	122,809	130,761
Deferred revenue	184,103	(901,872)
Net cash used in operating activities	(2,914,863)	(3,354,719)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(130,499)	(48,827)
Proceeds from sale of assets	—	16,874
Purchases of intangible assets	(71,223)	(110,502)
Cash paid for investment in Ultra Emissions Technologies Ltd	(2,000,000)	—
Net cash used in investing activities	(2,201,722)	(142,455)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of debt issuance costs	(2,034)	—
Proceeds on demand notes payable	150,000	—
Payment of stock issuance costs	(28,548)	—
Proceeds from sale of restricted common stock, net	—	5,920,927
Proceeds from the exercise of stock options	312,698	360,225
Proceeds from the exercise of warrants	2,700,000	—
Net cash provided by financing activities	3,132,116	6,281,152
Net increase (decrease) in cash and cash equivalents	(1,984,469)	2,783,978
Cash and cash equivalents, beginning of the period	5,486,526	1,186,033
Cash and cash equivalents, end of the period	$3,502,057	$3,970,011
Supplemental disclosures of cash flows information:
Cash paid for interest	$94,049	$91,076
Stock exchange for non-controlling interest in Ilios	330,852	—

Exhibit 99.01